Exhibit (a)(5)(F)

MGM Resorts International Announces the Adjusted Price Range of its Tender Offer to Purchase Up to $1,250,000,000 in Aggregate Purchase Price of its Issued and Outstanding Common Stock at a Price Not Greater than $28.00 Per Share Nor Less than $23.50 Per Share

LAS VEGAS, February 28, 2020 /PRNewswire/ — MGM Resorts International (the “Company” or “MGM”) (NYSE: MGM) announced today that it has adjusted the price range of its tender offer to purchase up to $1,250,000,000 in aggregate purchase price of its issued and outstanding shares of common stock, par value $0.01 per share (each, a “Share” and, collectively, the “Shares”), or such lesser aggregate purchase price of Shares as are properly tendered and not properly withdrawn. Following the adjustment, the purchase price in the tender offer shall not be greater than $28.00 nor less than $23.50 per Share to the sellers in cash, less any applicable withholding taxes and without interest, with the exact price to be determined through a “modified Dutch auction” pricing mechanism. The aggregate tender offer purchase price of up to $1,250,000,000 remains unchanged. The expiration date of the tender offer also remains unchanged, and is currently scheduled for 12:00 Midnight, at the end of the day, New York City time, on March 12, 2020, unless the offer is extended or terminated. The full terms and conditions of the tender offer are discussed in the Offer to Purchase, dated February 13, 2020 (as previously amended and supplemented to the date hereof, “Offer to Purchase”), and the associated Letter of Transmittal and other materials relating to the tender offer that MGM initially filed on February 13, 2020 (each as amended) with the Securities and Exchange Commission (the “SEC”).

When the tender offer expires, MGM will determine the lowest price per Share (in increments of $0.25) within the range of prices specified above that will enable it to purchase the maximum number of Shares having an aggregate purchase price not exceeding $1,250,000,000 (such purchase price, the “Final Purchase Price”). All Shares purchased in the tender offer will be purchased at the same price. All Shares tendered at prices higher than the purchase price will be promptly returned to shareholders. If the tender offer is fully subscribed, MGM would repurchase between 9.03% and 10.76% of its issued and outstanding Shares as of February 7, 2020, depending on the purchase price payable in the tender offer. In addition, in the event that Shares are properly tendered at or below the purchase price (and not properly withdrawn) having an aggregate purchase price of more than $1,250,000,000, MGM may exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the expiration date.

All tenders of Shares made prior to the Company’s announcement of the amendment of the price range of the Offer on February 28, 2020 are no longer valid. Accordingly, shareholders who have previously tendered Shares by completing and returning the original Letter of Transmittal filed on February 13, 2020, including shareholders who checked the box captioned “Shares Tendered at Price Determined Under the Offer” in the original Letter of Transmittal, and who still wish to participate in the tender offer, will be required to retender their Shares as provided for in the Offer to Purchase, the amended and restated Letter of Transmittal and the amended and restated Notice of Guaranteed Delivery.

Tenders of Shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer. The tender offer is subject to a number of terms and conditions described in the Offer to Purchase distributed to shareholders, as amended.

The tender offer is not contingent upon any minimum number of Shares being tendered; however, the tender offer is subject to a number of other terms and conditions, which are described in detail in the Offer to Purchase. The Company has amended the share price condition set forth in the original Offer to Purchase (which originally specified that no decrease of more than 15% in the sale price of the Shares on the NYSE or decrease of more than 10% in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies shall have occurred) by amending the reference date for such condition from the close of trading on February 12, 2020 to the close of trading on February 28, 2020. Specific instructions and a complete explanation of the terms and conditions of the tender offer are explained in the Offer to Purchase, the related letter of transmittal and other related materials, including amendments and supplements thereto, which have been or are being mailed to shareholders of record.

None of the Company, the members of its Board of Directors, the dealer managers, the information agent or the depositary makes any recommendation as to whether any shareholder should participate or refrain from participating in the tender offer or as to the purchase price or purchase prices at which shareholders may choose to tender their Shares in the tender offer.

The information agent for the tender offer is Georgeson LLC. The depositary for the tender offer is Computershare Trust Company, N.A. The dealer managers for the tender offer are J.P. Morgan Securities LLC and BofA Securities, Inc. For all questions relating to the tender offer, please call the information agent, Georgeson LLC, toll-free at 1-888-607-9107; banks and brokers may call any of the dealer managers, J.P. Morgan Securities LLC at 1 (877) 371-5947, or BofA Securities, Inc. at 1 (888) 803-9655.

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 29 unique hotel and destination gaming offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company recently acquired the operations of Empire City Casino in New York and Hard Rock Rocks Casino in Ohio, which was rebranded as MGM Northfield Park. In 2018, MGM Resorts opened MGM Springfield in Massachusetts, MGM COTAI in Macau, and the first Bellagio-branded hotel in Shanghai. The over 80,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine’s World’s Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Additional Information Regarding the Tender Offer

This press release is for informational purposes only. This press release is not a recommendation to buy or sell Shares or any other securities of MGM, and it is neither an offer to purchase nor a solicitation of an offer to sell Shares or any other securities of MGM.

The tender offer is being made only pursuant to the offer to purchase, the related letter of transmittal and other related materials filed as part of the issuer tender offer statement on Schedule TO filed on February 13, 2020, in each case as amended or supplemented. Shareholders should read carefully the offer to purchase, the related letter of transmittal and other related materials, including all amendments and supplements filed on Schedule TO and amendments thereto, because they contain important information, including the various terms of, and conditions to, the tender offer.

Shareholders may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, the related letter of transmittal, any amendments and supplements thereto and any other related materials filed by MGM with the SEC at the SEC’s website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting Georgeson LLC, the information agent for the tender offer, toll-free at 888-607-9107.

Forward-Looking Statements

Statements in this release that are not historical facts are “forward-looking” statements and “safe harbor statements” that involve risks and/or uncertainties, including those described in the Company’s public filings with the SEC. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements the Company makes regarding the consummation of the tender offer as described herein. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:
Investment Community	News Media
AARON FISCHER	BRIAN AHERN
Chief Strategy Officer	Director of Media Relations
(702) 693-7152 or afischer@mgmresorts.com	media@mgmresorts.com